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                                                                      EXHIBIT 4

                          EMPLOYEE BENEFITS AGREEMENT


                  EMPLOYEE BENEFITS AGREEMENT (the "Agreement"), dated as of October 5, between Global TeleSystems Group, Inc., a Delaware corporation ("GTS"), and Golden Telecom, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:

                  WHEREAS, GTS is engaged in the telecommunications business which, in part, includes telecommunications business in Russia and other countries of the Commonwealth of Independent States (the "Business");

                  WHEREAS, GTS has caused the Company to be organized as a new corporation to operate the Business, and to receive certain assets and liabilities associated therewith;

                  WHEREAS, the Company desires and GTS has agreed that GTS shall provide employee benefits to certain employees of the Company until the time that the Company is prepared to sponsor its own benefits plans and programs;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

                  SECTION 1. Certain Defined Terms. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

                  "Separation Date" means such date as is mutually agreed in writing by the parties hereto which shall be the date as of which GTS ceases to provide benefits to the Transferred Employees under this Agreement.

                  "Transferred Employees" means all expatriate employees of the Business who become employees of the Company as of the Effective Date.

                  SECTION 2. General Employment Matters. (a) As of the date of this Agreement (the "Effective Date"), all Transferred Employees shall become employed by the Company. Nothing in this Agreement shall give any Transferred Employee any right to continued employment with the Company or GTS beyond the Effective Date.

                  (b) As of the Effective Date, the Transferred Employees will participate in each of the employee benefit plans (including, without limitation, the GTS 401(k) plan, long-term disability plan, group life insurance plan and medical benefit plans) which, immediately prior to the Effective Date, cover the Transferred Employees (collectively, the "GTS Benefit Plans"), it being understood that the GTS Benefit Plans do not include compensation plans, such as any equity participation plans.


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                  (c) GTS shall take any steps necessary, including without
limitation, the amendment of the GTS Benefit Plans, to ensure that the terms of this Section 2 may be carried out. In the event that, for any reason, the Transferred Employees are not eligible to participate in any GTS Benefit Plan, as of the Effective Date, GTS shall otherwise provide substantially equivalent benefits to those that are unavailable through such GTS Benefit Plan to the Transferred Employees.

                  (d) GTS shall take all necessary action to ensure that the Company will be designated a "successor employer" for purposes of the GTS Benefit Plans, in order that the Transferred Employees will not be deemed to have had a separation of service from GTS or a termination of employment from GTS merely because they are transferred to the Company.

                  (e) As of the Separation Date the Transferred Employees shall cease to participate in the GTS Benefit Plans. Except as otherwise provided in this Agreement, as of the Separation Date the Company shall establish "mirror" plans that will provide the same level of benefits (as in effect immediately prior to the Separation Date) for the Transferred Employees and their eligible dependents and beneficiaries as those provided under the GTS Benefit Plans.

                  (f) Effective as of the Separation Date, Transferred Employees shall no longer participate in the GTS 401(k) Plan, (the "401(k) Plan"). Effective as of the Separation Date, the Company shall establish pursuant to Section 2(e) above a "mirror" defined contribution plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and related trusts intended to be exempt from taxation under Section 501(a) of the Code. As soon as practicable following the Separation Date, GTS shall cause to be transferred from the 401(k) Plan to such defined contribution plan and related trust, as the Company shall direct, assets equal to the account balances as of the Effective Date of the Transferred Employees who participate in the 401(k) Plan (with subsequent "true up" adjustment, if necessary). If necessary, GTS shall amend the 401(k) Plan to fully vest accounts of all Transferred Employees as of the Separation Date.

                  (g) In connection with all employee pension benefit plans and employee welfare benefit plans to be established by the Company pursuant to this Agreement, the Company shall credit Transferred Employees for all periods of service with GTS prior to the Effective Date for all purposes, to the same extent that such service was credited under the applicable GTS Benefit Plan. In addition, any welfare plan that the Company establishes hereto shall take account of amounts credited against deductibles for 1999 prior to the Separation Date under the corresponding GTS Benefit Plan, as well as of amounts charged against out-of-pocket or other annual or other (including lifetime) limitations under the corresponding GTS Benefit Plan prior to the Separation Date. The Company will cause the waiver of any waiting periods or pre-existing condition limitations or exclusions that otherwise might apply to Transferred Employees (or their eligible dependents or beneficiaries) under the terms of the "mirror" plans established pursuant to Section 2(e) or Section 2(f), to the extent that such periods, limitations or exclusions would not have applied to the Transferred Employees (and their eligible dependents and


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beneficiaries) had they continued to participate in the GTS Benefit Plans after the Separation Date.

                  (h) From the Effective Date until the Separation Date, GTS shall provide, or shall cause one or more of its divisions to provide, to the Company the services related to the provision of benefits to the Transferred Employees under the GTS Benefit Plans, including, without limitation, any disclosure, reporting and other administrative requirements.

                  SECTION 3. Payments to GTS. Beginning on the Effective Date and continuing until the Separation Date, the Company shall pay to GTS as consideration for providing the Transferred Employees with the benefits associated with the GTS Benefit Plans and the Related Services, a fee equal to 25% of the aggregate amount of all Transferred Employees' base salaries, as in effect from time to time (the "Management Fee"), subject to adjustments as agreed between GTS and the Company from time to time. It is understood that the Management Fee shall be paid in connection with the actual costs of administering such benefits and shall not be paid as compensation to GTS for the services it provides for the Company in connection with the administration of such benefits.. The Management Fee shall be paid to GTS in monthly installments as soon as practicable after the last pay period for each month.

                  SECTION 4. General Matters. Except as otherwise expressly provided herein, the Company shall be responsible for any and all employment, compensation and benefit liabilities with respect to all Transferred Employees (including but not limited to Transferred Employees who, as of the Separation Date, are on leave of absence, long-term disability, short-term disability or layoff with recall rights) and eligible dependents and beneficiaries of those persons.

                  SECTION 5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state.

                  SECTION 6. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 7. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

                  SECTION 8. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent


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by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

                  If to GTS:

                  Global TeleSystems Group, Inc.
                  4121 Wilson Boulevard
                  8th Floor
                  Arlington, VA 22203
                  Attn:  Chief Financial Officer
                  Copy to: General Counsel

                  If to the Company:

                  Golden Telecom, Inc.
                  c/o Golden Teleservices, Inc.
                  4121 Wilson Boulevard
                  8th Floor
                  Arlington, VA 22203
                  Attn: Chief Financial Officer
                  Copy to: General Counsel

                  SECTION 9. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 10. Assignment. This Agreement or any rights or obligations arising hereunder may not be assigned without the express written consent of GTS and the Company (which consent may be granted or withheld in the sole discretion of GTS and the Company).

                  SECTION 11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.


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                  IN WITNESS WHEREOF, the parties hereto have duly executed
this Agreement as of the day and year first above written.


                                       GLOBAL TELESYSTEMS GROUP, INC.


                                       By:   /s/ Arnold Y. Dean
                                          ---------------------------------
                                          Name:  Arnold Y. Dean
                                          Title: Deputy General Counsel and
                                                 Assistant Secretary



                                       GOLDEN TELECOM, INC.


                                       By:   /s/ Jeffrey A. Riddell
                                          ---------------------------------
                                          Name:  Jeffrey A. Riddell
                                          Title: General Counsel and Secretary